Exhibit 99.1

Contact:	Members of the Press: Financial Dynamics Allie Burns 202-434-0602 viewpoint@fd.com	or	Investor Relations: 212-201-0800 ir@viewpoint.com

VIEWPOINT APPOINTS JAMES SPANFELLER TO

BOARD OF DIRECTORS

CEO of Forbes.com Joins Viewpoint’s Board

NEW YORK, July 26, 2006 – Viewpoint Corporation (Nasdaq: VWPT), a leading internet marketing technology company, today announced that its Board of Directors has appointed James J. Spanfeller, president and CEO of Forbes.com, to its Board of Directors, effective July 25, 2006.

Mr. Spanfeller, a media industry veteran, has helped to build Forbes.com into one of the top business websites in the world with more than 15 million unique visitors per month. Under his leadership, Forbes.com has greatly expanded its roster of advertising clients and business suppliers. The company has also undertaken groundbreaking industry research and continues to introduce innovative advertising offerings, including a first-ever brand increase guarantee. Prior to joining Forbes.com, Mr. Spanfeller served as president of the consumer magazine group of Ziff Davis media and also served as publisher of Inc. magazine and in senior positions with Playboy Enterprises Publishing Group and Newsweek. Mr. Spanfeller also currently serves as the Chairman of the Interactive Advertising Bureau (IAB).

“The addition of Jim to our board makes a powerful statement about the significant opportunity for Viewpoint’s future growth as technology takes center stage in the growth of the internet marketing space,” said Patrick Vogt, CEO of Viewpoint. “Jim’s extensive background in the digital media space is an excellent enhancement to the current skills of our board and will play a valuable role in helping to shape our growth.”

“Viewpoint has positioned itself optimally for growth in the evolving advertising market by offering a technology-based suite of advertising products that result in the rich level of user interaction and control that both consumers and marketers require,” said Mr. Spanfeller. “I am excited to join Viewpoint as the company continues to capitalize on its ability to meet the changing demands of marketers that seek to maximize the dollars they spend online.”

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint's technology and services are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 110 employees principally at its headquarters in New York City and in Los Angeles.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission.

Copyright © 2006 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.

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